Energy Focus, Inc. Reports Fourth Quarter and 2010 Results

SOLON, Ohio, March 31, 2011—Energy Focus, Inc. (NASDAQ: EFOI) today announced financial results for the fourth quarter ended December 31, 2010 and outlook for 2011.

Financial and operating highlights for the fourth quarter and the full year of 2010 include the following:

•	Fourth quarter 2010 net sales from continuing operations of $8.8 million increased 2.4 times fourth quarter 2009 net sales from continuing operations of $3.6 million.

•	Annual sales from continuing operations in 2010 of $35.1 million increased 2.8 times 2009 net sales from continuing operations of $12.5 million.

•	Cash increased $3.0 million for the full year 2010 ($1.5 million of which was net cash provided from continuing operations) versus a cash decrease of $9.5 million for 2009. The Company finished the year with cash on hand of $4.1 million.

The outlook for the first quarter of 2011 and the full year of 2011 include the following:

•	Sales to exceed $5 million in the first quarter.

•	Cash usage in the first quarter of less than $3 million.

•	Revenue from continuing operations (excluding potential acquisitions) of over $35 million for the full year.

•	The Company expects net cash provided by continuing operations to be positive for the year.

“I’m very pleased by the 2010 performance of Stones River Companies (SRC), our new lighting solutions business. With $19.8 million in net sales, SRC has exceeded our expectations by almost doubling its sales from its 2009 pre-acquisition base,” said Joe Kaveski, CEO of Energy Focus, Inc. “SRC generated 56% of our revenue for the year and was a key factor in the success of Energy Focus in 2010.”

“Our international lighting business, based out of the UK, which offers lighting products to the new construction market, continued to decline in 2010. We are keenly focused on re-establishing sales growth for this segment during 2011. However, it remains unclear at this point whether the economic cycle for international new construction will improve during the year.”

“We expect our lighting solutions business to continue to be a key factor in 2011, even though sales for the first quarter will be substantially lower than prior year due to the timing of contract work,” Mr. Kaveski added. “Solutions based sales are expected to significantly increase beginning in the second quarter of 2011. Furthermore, we see the military market emerging as a relevant sales channel in 2011 as evidenced by our recent orders from the US Navy. Products based on IntelliTube™ technology, already embedded into our military products, are expected to be available for the existing building market in 2012. Finally, Mr. Kaveski said, “as a direct result of our increasing margins and emphasis on further cost reductions, we anticipate net cash provided by continuing operations to again be positive for the year, an important factor contributing to our profitable growth.”

On Thursday, March 31, 2011 at 4:30 p.m. EDT (1:30 p.m. PDT), Energy Focus, Inc. will host a conference call to review the fourth quarter and full year 2010 financial results, followed by a Q & A session. The call can be accessed by dialing (888) 542-1136 (US and Canada) or (719) 325-2212 (International/Local). The conference ID number is 9787163. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

A recording of the conference call will be available through the investor relations section of the Company’s web site at http://www.energyfocusinc.com/investors/events/category/investors starting March 31, 2011 and will remain available for one year.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions, holding 74 relevant lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see our website at www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:

Energy Focus, Inc., Public Relations Office
(440) 715-1295
pr@energyfocusinc.com

Investor Contact:

Brion Tanous
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com

ENERGY FOCUS, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31,
(amounts in thousands except share and per share amounts)

	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$4,107	$1,062
Accounts receivable trade, net of allowances of $446 in 2010
and $395 in 2009	5,483	2,922
Retainage receivable	731	—
Inventories, net	2,543	3,770
Costs in excess of billings	22	—
Prepaid and other current assets	632	509

Total current assets	13,518	8,263
Property and equipment, net	2,446	3,091
Goodwill	672	672
Intangible assets, net	1,677	2,750
Collateralized assets	2,000	2,500
Other assets	61	102

Total assets	$20,374	$17,378

LIABILITIES
Current liabilities:
Accounts payable	$7,167	$1,677
Accrued liabilities	2,358	1,854
Deferred revenue	1,214	295
Billings in excess of costs	297	—
Current portion of long-term borrowings	481	—

Total current liabilities	11,517	3,826
Other deferred liabilities	28	149
Acquisition-related contingent liabilities	827	1,183
Long-term borrowings	1,344	715

Total liabilities	13,716	5,873
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2010 and 2009
Issued and outstanding: no shares in 2010 and 2009	—	—
Common stock, par value $0.0001 per share:
Authorized: 60,000,000 shares in 2010 and 30,000,000 in 2009
Issued and outstanding: 23,962,000 in 2010 and 21,250,000 in 2009	1	1
Additional paid-in capital	75,094	71,373
Accumulated other comprehensive income	423	474
Accumulated deficit	(68,860)	(60,343)

Total shareholders’ equity	6,658	11,505

Total liabilities and shareholders’ equity	$20,374	$17,378

ENERGY FOCUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31,
(amounts in thousands except per share amounts)

	2010	2009	2008
Net sales	$35,129	$12,489	$20,032
Cost of sales	28,726	10,449	15,926

Gross profit	6,403	2,040	4,106
Operating expenses:
Research and development	(202)	319	237
Sales and marketing	6,415	6,044	8,081
General and administrative	6,115	5,333	5,443
Loss on impairment	156	—	3,195
Valuation of equity instruments	1,812	—	—
Restructuring	26	125	—

Total operating expenses	14,322	11,821	16,956

Loss from operations	(7,919)	(9,781)	(12,850)
Other income (expense):
Other (expense) income	(25)	47	(91)
Interest (expense) income	(567)	(73)	18

Loss from continuing operations before income taxes	(8,511)	(9,807)	(12,923)
(Provision for) benefit from income taxes	(6)	(7)	250

Net loss from continuing operations	$(8,517)	$(9,814)	$(12,673)

Discontinued operations:
Loss before income taxes of discontinued operations, including
loss on disposal of discontinued operations of $664 in 2009	—	(1,201)	(1,775)
Provision for income taxes	—	—	—

Loss from discontinued operations	—	(1,201)	(1,775)

Net loss	$(8,517	$(11,015)	$(14,448)

Net loss per share — basic and diluted	$(0.37)	$(0.70)	$(1.02)

Shares used in computing net loss per share -
basic and diluted	22,791	15,763	14,182